Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 T (804) 771.5700 F (888) 360.9092 kaufCAN.com

October 2, 2017

Lianluo Smart Limited

Room 2108, 21st Floor, No. 20 Shijingshan Rd

China Railway Construction Building

Shijingshan District, Beijing, People’s Republic of China

Re: Lianluo Smart Limited

Dear Sir:

We have acted as British Virgin Islands counsel for Lianluo Smart Limited, a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form F-3 (Registration No. 333-____) and all amendments thereto (as amended, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2017. The Registration Statement relates to the registration of up to 1,453,542 Class A Common Shares (the “Shares”) held by a certain shareholder of the Company.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer’s Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of British Virgin Islands law.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ KAUFMAN & CANOLES, P.C.
KAUFMAN & CANOLES, P.C.